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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 23, 2002

FLEETWOOD ENTERPRISES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-07699	95-1948322
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
3125 Myers Street, Riverside, California		92503-5527
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (909) 351-3500

N/A
(Former Name or Former Address, if Changed Since Last Report)

ITEM 5.    OTHER EVENTS

        On September 23, 2002, Fleetwood Enterprises, Inc. issued the following press release, announcing the appointment of Edward B. Caudill and J. Michael Hagan to its Board of Directors:

Fleetwood Names New
Members to Its Board of Directors
—Board elects non-executive chairman—

Riverside, Calif., September 23, 2002—Fleetwood Enterprises, Inc. (NYSE:FLE), the nation's largest manufacturer of recreational vehicles and a leading producer and retailer of manufactured housing, announced today that the Company has appointed two new members to its board of directors to fill vacancies. Three longstanding members have been re-elected by the shareholders at the Company's recent annual meeting.

Edward B. Caudill, 59, president and CEO of Fleetwood Enterprises, Inc. since August 12, 2002, and J. Michael Hagan, 63, were newly appointed effective September 10, 2002.

Caudill has 25 years of management experience with leading manufacturers and distributors. Before joining Fleetwood, he had been a vice president of PACCAR since 1996 and general manager of its Kenworth Truck Company, a manufacturer of heavy-duty on- and off-highway trucks and medium-duty trucks, since 1997.

Hagan is the former Chairman and CEO of Furon Company, where he had held a number of management positions during his 32 years with the company. Furon was listed on the NYSE before its sale to Saint Gobain Company. Hagan currently sits on the board of directors of Ameron International, where he chairs the finance committee and is a member of the audit committee; Freedom Communications, for which he chairs the compensation committee; Pimco Funds, where he is a member of the audit committee; Remedy Temp, where he chairs the executive committee and sits on the compensation committee; and Saint Gobain Corporation, where he is a member of the benefits review committee. Hagan holds a bachelor's degree in economics from Santa Clara University, and currently serves as the president of the university's Board of Regents.

In addition to these new members, Loren K. Carroll, Dr. Douglas M. Lawson and John T. Montford were elected to additional three-year terms. The Board also elected Thomas B. Pitcher, who has been serving as interim chairman since February 2002, as chairman of the board. Pitcher, 63, will serve a three-year term.

# # #

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

Fleetwood Enterprises, Inc.
Date: September 23, 2002	By:	/s/ BOYD R. PLOWMAN Boyd R. Plowman Executive Vice President Chief Financial Officer

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Fleetwood Names New Members to Its Board of Directors —Board elects non-executive chairman—
SIGNATURE